Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
dated as of
April 21, 2005
among
TRANSKARYOTIC THERAPIES, INC.,
SHIRE PHARMACEUTICALS GROUP PLC
and
SPARTA ACQUISITION CORPORATION

i

ii

iii

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 21, 2005, among Transkaryotic Therapies, Inc., a Delaware corporation (the “Company”), Shire Pharmaceuticals Group plc, a public limited company incorporated under the laws of England and Wales (“Parent”), and Sparta Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).
WITNESSETH:
      WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company, Parent and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;
      WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company are entering into an agreement (the “Dynepo License Agreement”) with respect to the manufacturing, distribution and sale of the gene-activated pharmaceutical composition of erthyropoietin (“Dynepo”) outside of North America; and
      WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent, on the one hand, and Warburg, Pincus Equity Partners, L.P., Warburg Pincus & Co. and certain of their Affiliates, on the other hand, are entering into an agreement (the “Voting Agreement” and, together with this Agreement and the Dynepo License Agreement, the “Transaction Agreements”) pursuant to which such stockholders will agree to take specified actions in furtherance of the Merger;
      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE 1
Definitions
      Section 1.01.     Definitions. (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“AIM Study” means the clinical trial evaluating the use of Iduronate-2-Sulfatase for Hunter syndrome entitled the “Assessment of I2S in MPS II.”

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 and the footnotes thereto set forth in the Company 10-K.

“Balance Sheet Date” means December 31, 2004.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Disclosure Schedule” means the Company disclosure schedule delivered to Parent by the Company concurrently herewith.

“Company Employee Plan” means any Employee Plan that is maintained, administered, sponsored by or contributed to by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries has any liability and that covers current or former directors or employees of the Company or any of its Subsidiaries.

“Company International Plan” means any International Plan that is maintained, administered, sponsored by or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability and that covers current or former directors or employees of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or on the Company’s ability to consummate the transactions contemplated by this Agreement, excluding any such effect arising out of or resulting from (i) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate and not disproportionately affecting the Company and its Subsidiaries, (ii) changes in general economic or business conditions affecting any region in which the Company has a substantial presence, (iii) the public announcement or disclosure of (x) the Transaction Agreements or (y) the consummation or proposed consummation of the transactions contemplated by the Transaction Agreements, (iv) the results of the AIM Study, (v) the taking of (x) any action contemplated by this Agreement or (y) any action to which Parent shall have consented in writing, (vi) any failure, in and of itself, by the Company to meet any projections, forecasts or revenue or earnings predictions made public or provided by the Company in writing to Parent prior to the date hereof (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or is reasonably likely to be a Company Material Adverse Effect) and (vii) changes in laws of general application or interpretations thereof by courts or other governmental entities.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means, written or otherwise, any (x) “employee benefit plan”, as defined in Section 3(3) of ERISA, (y) employment, severance or similar service agreement, plan, arrangement or policy or any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-based rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits), or (z) loan; in each case covering or extended to any current or former director or employee; provided that any International Plan (and any plan or program that would otherwise constitute an International Plan, but for the proviso in the definition of such term) shall not constitute an Employee Plan.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement by the Company with any governmental authority, relating to the protection, investigation or restoration of human health and safety, environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required by Environmental Laws for the Company or any of its Subsidiaries to conduct its business.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, trade secrets and, whether or not confidential, and know-how (including manufacturing and production processes and techniques and research and development information), copies and tangible embodiments of any of the foregoing, in whatever form or medium, all rights to obtain and rights to apply for patents, and to register trademarks and copyrights and all rights in all of the foregoing provided by treaties, conventions and common law.

“International Plan” means, whether or not statutorily required, any (x) employment, severance or similar service agreement, plan, arrangement or policy; (y) any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or (z) loan; in each case covering or extended to any current or former director or employee, where such individuals are located exclusively outside of the United States; provided that a plan or program sponsored or operated by a governmental authority (including the State Earnings Related Pension Scheme in the United Kingdom) shall not constitute an International Plan.

“Knowledge” of (a) the Company or any of its Subsidiaries means the knowledge of any of the individuals set forth in Section 1.01 of the Company Disclosure Schedule and (b) Parent or any of its Subsidiaries means the knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel or any senior officer responsible for each functional area of Parent.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Qualifying Termination” means (a) a termination by either Parent or the Company pursuant to Section 10.01(b)(iv), (b) a termination by the Company pursuant to Section 10.01(f) or Section 10.01(g) or (c) a termination by Parent pursuant to Section 10.01(e) if Section 4.24 is among the provisions alleged by Parent to have been breached.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Shares” means the shares of common stock, $0.01 par value, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person other than Parent or any of its Affiliates and their respective advisors and agents (acting in such capacity).
      (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	6.02
Agreement	Preamble
Certificates	2.03
Change in Parent Recommendation	7.01
Closing Date	2.01
Company	Preamble
Company Payment Event	11.04
Company Proxy Statement	4.10
Company SEC Documents	4.07
Company Securities	4.05
Company Stock Option	2.05
Company Stock Plan	2.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06
Competing Proposal	10.01
Confidentiality Agreement	6.03
Continuing Employee	7.05
Continuing Employee Plans	7.05
Current SEC Documents	4.12
Dynepo	Recitals
Dynepo License Agreement	Recitals
Effective Time	2.01
End Date	10.01
Exchange Agent	2.03
Exchange Ratio	2.05
FDA	4.20
GAAP	4.08

Term	Section

Hunter Data	4.24
I2S	4.24
Indemnified Person	7.04
Key Product	4.21
License Agreement	4.19
Material Contract	4.21
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
New Offer	10.01
Parent	Preamble
Parent Payment Event	11.04
Parent Share	2.05
Parent Shareholder Circular	5.05
Parent Shareholder Meeting	7.01
Preferred Stock	4.05
Product Contract	4.21
Specified Stock Option	6.01
Substituted Stock Option	2.05
Substitution Premium	2.05
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.16
Tax Return	4.16
Taxing Authority	4.16
Transaction Agreements	Recitals
Voting Agreement	Recitals
Warn Act	4.17

Section 1.02.     Other Definitional And Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words

(including electronic media) in a visible form. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any Schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, local or foreign governmental authority. References to any U.S. legal term shall, with respect to any jurisdiction other than the United States or any state or territory thereof, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.
ARTICLE 2
The Merger

Section 2.01.     The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
      (b) The closing of the Merger shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York as soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver (by the party or parties entitled to the benefits thereof) of all conditions to the Merger (other than any condition that by its nature cannot be satisfied until the closing of the Merger, but subject to satisfaction of such condition), or at such other place, date and time as may be agreed by the parties. The date on which the closing of the Merger occurs is referred to in this Agreement as the “Closing Date”. The parties shall prepare and on the Closing Date shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents executed in accordance with the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the certificate of merger).

      (c) The Merger shall have the effects set forth in Section 259 of the Delaware Law.

Section 2.02.     Conversion of Shares. At the Effective Time,

(a) except as otherwise provided in Section 2.02(b) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $37.00 in cash, without interest (the “Merger Consideration”);

(b) each Share held by the Company as treasury stock or owned by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.     Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company, reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time represented Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.02(a) (the “Certificates”) for the Merger Consideration, and Parent and Exchange Agent shall enter into an exchange agreement which shall, in form and substance, be reasonably acceptable to the Company. Parent shall, on and from time to time after the Effective Date, make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates. As promptly as practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Certificates a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be reasonably acceptable to the Company) for use in such exchange.
      (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration pursuant to Section 2.02(a) shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration payable for each Share formerly represented by a Certificate. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
      (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.
      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest and other income earned thereon) that remains unclaimed by the holders of Certificates six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such Certificate for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
      (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

Section 2.04.     Dissenting Shares. Notwithstanding Section 2.02, Shares which are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted such Shares in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05.     Company Stock Options. (a) Except as provided in Section 2.05(b), each option (a “Company Stock Option”) to purchase Shares granted under an equity compensation plan or arrangement of the Company (a “Company Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled as of the Effective Time, and in consideration therefor the Company shall pay the holder of such Company Stock Option at the Effective Time an amount in cash equal to the product of (i) the excess, if any, of $37.00 over the applicable exercise price per Share of such Company Stock Option multiplied by (ii) the number of Shares such holder could have purchased (assuming full vesting of such Company Stock Option) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.
      (b) (i) Each Specified Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled as of the Effective Time, and in substitution therefor Parent shall, as soon as reasonably practicable following the Effective Time (i.e., during the next available time that is not a “closed period” under applicable law or Parent’s company policy), provide to the holder of such Specified Stock Option a stock option of equivalent value under an equity compensation plan of Parent then in effect (a “Substituted Stock Option”). A Substituted Stock Option shall be deemed to have value equivalent to the applicable Specified Stock Option if (x) the exercise price of such Substituted Stock Option is calculated pursuant to the rules of Parent’s scheme for substituted grants on the date of grant of such Substituted Stock Option and (y) the number of shares of Parent’s ordinary shares (“Parent Shares”) covered by such Substituted Stock Option is equal to, as rounded down to the nearest whole share, the product of the number of Shares that the holder of such Specified Stock Option could have purchased (assuming full vesting of such Specified Stock Option) had such holder exercised such Specified Stock Option in full immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), and further multiplied by a Substitution Premium (as defined below). The “Exchange Ratio” shall be a number (rounded to the nearest ten-thousandth) determined by dividing the pound sterling equivalent of $37.00 (using an exchange rate agreed between Parent and the Company, as in effect on the date on which the Effective Time occurs) by the average of the closing sales prices of a Parent Share (expressed in pound sterling at the same exchange rate) on the London Stock Exchange during the five full trading days immediately preceding the date on which the Effective Time occurs. The “Substitution Premium” shall be a number greater than 1 that Parent’s Remuneration

Committee shall determine in its sole and reasonable discretion prior to the Effective Time to take into account the fact that Specified Stock Options would otherwise have vested over time, whereas Substituted Stock Options will vest on the basis of performance.
      (ii) At the Effective Time, Parent shall have effective a registration statement on Form S-8 (or another appropriate form) registering a number of Parent Shares equal to the number of Parent Shares subject to the Substituted Stock Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Substituted Stock Options may remain outstanding.
      (c) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options any required notices and shall take any other required or appropriate action under the terms of such Company Stock Plans, including (i) obtaining any consents from such holders and (ii) making any amendments to the terms of such Company Stock Plans, in each case that are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06.     Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07.     Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, options or warrants, as the case may be, in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
The Surviving Corporation

Section 3.01.     Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Delaware Law.

Section 3.02.     Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law.

Section 3.03.     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4
Representations and Warranties of the Company
      Except as set forth in (i) the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC after January 1, 2004 and publicly available prior to the date of this Agreement or (ii) the Company Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated therein relates; provided that information set forth in one Section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection to which its relevance is readily apparent on its face), the Company represents and warrants to Parent that:

Section 4.01.     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02.     Corporate Authorization. (a) The execution, delivery and performance by the Company of the Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated thereby are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the representation in Section 5.08 is true and correct, the adoption of this Agreement by the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements. Each of the Transaction Agreements to which it is a party constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) determined that the Transaction Agreements and the transactions contemplated thereby are fair to and in the best interest of the Company’s stockholders, (ii) approved the Transaction Agreements and the transactions contemplated thereby, (iii) resolved to recommend adoption of this Agreement by its stockholders, (iv) declared this Agreement and the Merger advisable and (v) directed that this Agreement be submitted to a vote at a meeting of the Company’s stockholders.

Section 4.03.     Governmental Authorization. The execution, delivery and performance by the Company of the Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated thereby require no action by the Company by or in respect of, or filing by the Company with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and any applicable competition, antitrust or similar law of any jurisdiction outside the United States, (iii) compliance with any applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country and (v) any actions or filings the failure of which to take is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, there is no material issue with regard to the transactions contemplated by the Transaction Agreements under the

HSR Act or any applicable competition, antitrust or similar law of any jurisdiction outside the United States.

Section 4.04.     Non-contravention. The execution, delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the transactions contemplated thereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any law, statute, ordinance, rule, regulation, judgment, injunction, order or decree applicable to the Company or any of its Subsidiaries, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, other instrument, license, franchise, permit, certificate, approval or other similar authorization to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii), and (iv) for such contraventions, conflicts, violations or breaches, failures to obtain any such consent or take any other action, defaults, terminations, cancellations, accelerations, losses or Liens that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.     Capitalization. (a) The authorized capital stock of the Company consists of (i) 100,000,000 Shares and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), of which 1,000,000 shares have been designated Series B Preferred Stock. As of the close of business on April 15, 2005, there were outstanding 34,894,799 Shares and no shares of Preferred Stock. As of the close of business on April 15, 2005, there were outstanding Company Stock Options to purchase an aggregate of 6,383,731 Shares (of which options to purchase an aggregate of 5,384,682 Shares had an exercise price equal to or less than $37.00 and a weighted-average exercise price of $16.33). Section 4.05(a) of the Company Disclosure Schedule sets forth a schedule of all outstanding Company Stock Options as of the close of business on April 15, 2005, including with respect to each such Company Stock Option, the name of the holder, the equity compensation plan under which it was granted, whether the option is an incentive stock option or a non-qualified stock option, the exercise price and the grant date. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued upon exercise of Company Stock Options will be when issued, duly authorized, validly issued, fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b) Except as set forth in this Section 4.05 and for changes since March 31, 2005 resulting from the exercise of Company Stock Options outstanding on such date, as of the date of this Agreement there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

Section 4.06.     Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) where such qualification is necessary, except for those jurisdictions where failure to be so qualified is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07.     SEC Filings; Sarbanes-Oxley Act. (a) The Company has made available to Parent true and complete copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2004 and 2003, (ii)its proxy or information statements relating to meetings of the stockholders of the Company held (or actions taken without a meeting by such stockholders) since January 1, 2003 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in the foregoing clauses (i)-(iii), collectively, the “Company SEC Documents”). The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents and all written responses of the Company thereto.

(b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or any post-effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Each Company SEC Document that was required to be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act was accompanied by such certification and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

(f) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.08.     Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09.     Financial Controls. The management of the Company has (i) established and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, (ii) established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP and (iii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting identified by the management of the Company which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has disclosed to Parent prior to the date hereof all disclosures described in clause (iii) of the immediately preceding sentence made prior to the date of this Agreement.

Section 4.10.     Disclosure Documents. (a) The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.10(a) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent specifically for use therein.

(b) All of the information provided or to be provided by the Company specifically for use in the Parent Shareholder Circular or in any notification to any regulatory information service approved by the UK Listing Authority supplemental to the Parent Shareholder Circular, at the time the Parent Shareholder Circular is first mailed to shareholders of Parent or at the time any such supplemental notification is made, respectively, and (in both cases) at the time such shareholders vote on the resolutions set forth in the Parent Shareholder Circular, will be in accordance with the facts and will not omit anything likely to affect the import of such information.

Section 4.11.     Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence or circumstances that has had, or is reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than the forfeiture or repurchase of restricted Shares granted under a Company Stock Plan);

(c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(d) prior to the date of this Agreement, any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e) prior to the date of this Agreement, any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f) prior to the date of this Agreement, any making of any loan, advance or capital contributions to or investment in any Person other than (i) loans, advances or capital contributions made in the ordinary course of business consistent with past practices or (ii) investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

(g) prior to the date of this Agreement, any sale, lease (as lessor), license or other disposition of any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except sales of assets in the ordinary course of business consistent with past practice;

(h) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP;

(i) prior to the date of this Agreement, any (i) grant of any material severance or termination pay to (or material amendment to any existing arrangement with) any director or officer of the Company or any of its Subsidiaries, (ii) increase in the benefits payable under any existing severance or termination pay policies or employment or consultancy agreements to any director or officer of the Company or any of its Subsidiaries, (iii) entering into of any employment, consultancy, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its Subsidiaries, (iv) establishment, adoption or material amendment (except as required to comply with applicable law) of any material collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, equity compensation or other benefit plan or arrangement covering any director or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director or officer of the Company or any of its Subsidiaries, in each case other than in the ordinary course of business consistent with past practices and other than in connection with the hiring, election or promotion of new directors, officers or employees;

(j) any material labor dispute, other than routine individual grievances, or to the Knowledge of the Company, any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns or work stoppages, or, to the Knowledge of the Company threats thereof, by or with respect to such employees; or

(k) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any Tax claim, audit or assessment settled, or any material right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

Section 4.12.     No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that is reasonably likely to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Balance Sheet or in the notes thereto or in the Company 10-K or any Company SEC Document filed subsequent to the filing of the Company 10-K but prior to the date hereof (the “Current SEC Documents”); and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13.     Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and since January 1, 2002 has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or been given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.     Litigation. There is no action, suit, investigation or proceeding (a) pending against, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or any Company Employees Plan or Company International Plan or (b) to the Knowledge of the Company, pending or threatened against any present or former officer, director or employee of the Company or any of its Subsidiaries in respect of which action the Company or any of its Subsidiaries has indemnification obligations arising under applicable charter provisions, bylaw provisions or indemnification agreements, in each case, before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15.     Finders’ Fees. Except for SG Cowen & Co., LLC and Banc of America Securities LLC, copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who would be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Agreements.

Section 4.16.     Taxes.

(a) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (including any permitted extensions of time) in accordance with all applicable laws, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects, except for any errors or omissions that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) All Taxes shown as due on the Tax Returns filed by, or on behalf of, the Company or any of its Subsidiaries have been timely paid. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended 1999 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax, except for any claims, audits, actions, suits, proceedings or investigations that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries, except for any Liens that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) “Tax” means (i) any tax, governmental fee or other like assessment or charge in the nature of a tax (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, any liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) any liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.17.     Personnel Matters. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. Copies of each material Company Employee Plan and any material amendments thereto have been furnished to Parent, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, prospectuses or summary plan descriptions relating thereto and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection therewith have been furnished to Parent.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor of its Subsidiaries nor any of their respective any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any “multiemployer plan”, as defined in Section 3(37) of ERISA.

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued. The Company has furnished to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. No events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company or any of its Subsidiaries or any of their respective ERISA Affiliates of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries, except as required to comply with applicable law.

(f) Section 4.17(f) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company International Plan. Copies of each material Company International Plan and any material amendments thereto have been furnished to Parent, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto and regulatory filings or similar documents that have been prepared therewith have been furnished to Parent. Each Company International Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to qualified plans where such Company International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities.

(g) Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, no Company Employee Plan or Company International Plan provides for, as a result of the transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any material amount of money or other property to or the acceleration of or provision of any other material rights or benefits to any present or former employee or director of the Company or any of its Subsidiaries, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Section 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. No labor strike, slowdown or stoppage is actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(i) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.

Section 4.18.     Environmental Matters. (a) With such exceptions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed, no penalty has been assessed against the Company, and, to the Knowledge of the Company, no investigation, action, claim, suit, proceeding or review is pending or is threatened against the Company or any of its Subsidiaries by any governmental authority relating to or arising out of any Environmental Law; and

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent prior to the date hereof.

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(d) For purposes of this Section 4.18, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.19.     Intellectual Property. (a) Section 4.19(a)-1 of the Company Disclosure Schedule contains a true and complete list of each of the registrations and applications for registration of Intellectual Property Rights included in the Owned Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as whole. Section 4.19(a)-2 of the Company Disclosure Schedule contains a true and complete list of all agreements (including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for personal computer software that are generally available on nondiscriminatory pricing terms and have an acquisition cost of $100,000 or less) to which the Company or any of its Subsidiaries is a party or otherwise bound, granting or restricting any right to use, exploit or practice any Intellectual Property Rights that are used or held for use by the Company or any of its Subsidiaries and that are material to the Company and its Subsidiaries, taken as whole (each, a “License Agreement”).

(b) To the Knowledge of the Company, the Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the business of the Company and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish in any material respect any Owned Intellectual Property Rights or Licensed Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any Subsidiary of the Company has given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities that, individually or in the aggregate, are not reasonably likely to result in a material liability to the Company or any of its Subsidiaries.

(d) Except as would not be reasonably likely to have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. The Company and the Subsidiaries of the Company are in compliance with, and are not in breach of any term of any of the License Agreements and, to the Knowledge of the Company, all other parties to such License Agreements are in compliance with, and have not breached any term of, such License Agreements, except for any failure to comply or breach that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary of the Company in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, or (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party.

(e) None of the registered Owned Intellectual Property Rights and registered Licensed Intellectual Property Rights material to the Company and its Subsidiaries, taken as a whole, has been adjudged by a court or administrative body of competent jurisdiction invalid or unenforceable in whole or part, and, to the Knowledge of the Company, all such registered Owned Intellectual Property Rights and registered Licensed Intellectual Property Rights are valid and enforceable.

(f) The Company or a Subsidiary of the Company holds all right, title and interest in and to all Owned Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, and all right, title and interest in licenses to all Licensed Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, in each case, free and clear of any Lien. In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the governmental authority from which the patent or registration issued or before which the application or application for registration is pending, except any failure to duly record that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or a

Subsidiary of the Company has taken commercially reasonable actions to maintain and protect the registered Owned Intellectual Property Rights and the registered Licensed Intellectual Property Rights (to the extent the Company has the right to take such actions with respect to such Licensed Intellectual Property) that are material to the Company and its Subsidiaries, taken as a whole, including payment of applicable maintenance fees and filing of applicable statements of use.

(g) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Rights or Licensed Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, in a manner that would be reasonably likely to have a Company Material Adverse Effect. The Company or a Subsidiary of the Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights, except any failure to take such steps that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) To the Knowledge of the Company, none of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, are subject to a pending opposition or cancellation procedure. To the Knowledge of the Company, none of the patents and patent applications included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole, is the subject of an interference, protest, public use proceeding, opposition, revocation proceeding, third party reexamination request or compulsory licensing arrangement.

(i) To the Knowledge of the Company, the Company or a Subsidiary of the Company owns or has the right to use all Intellectual Property Rights necessary to use the HT 1080 cell line obtained from the American Type Culture Collection in the manufacture of the products sold by the Company or a Subsidiary of the Company.

Section 4.20.     Regulatory Matters. (a) With only such exceptions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, all manufacturing, processing, distribution, labeling, storage, testing, specifications, sale or marketing of products performed by or on behalf of the Company or any of its Subsidiaries are in compliance with all applicable laws, rules, regulations, or orders administered or issued by any governmental or supranational regulatory authority, including the Food and Drug Administration (“FDA”), the Drug Enforcement Agency, or any counterpart regulatory authorities in the European Union.

(b) With only such exceptions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, all pre-clinical and clinical investigations conducted or sponsored by the Company or any of its Subsidiaries are being conducted in compliance with all applicable laws, rules, and regulations, administered or issued by the FDA or any counterpart regulatory authorities in the European Union, including: the FDA’s standards for conducting non clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations; investigational new drug requirements; the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314, and 320 of the Code of Federal Regulations (including informed consent and institutional review boards designed to ensure the protection of rights and welfare of human subjects); federal and state laws, rules and regulations restricting the use and disclosure of individually identifiable health information; and, as applicable, the International Conference on Harmonisation (ICH) GCP consolidated Guideline (E6). Neither the Company nor any of its Subsidiaries has received any written information from the FDA, or, to the extent applicable, counterpart regulators in the European Union, which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA, or, to the extent applicable, counterpart regulators in the European Union.

(c) Neither the Company nor any of its Subsidiaries has received any oral or written communication (including any warning letter, untitled letter, Form 483s or similar notices) from the FDA or any counterpart regulatory authorities in the European Union, and to the Company’s Knowledge there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that the Company or any of its Subsidiaries is not currently in compliance with any and all applicable laws, regulations or orders implemented by the FDA, the Drug Enforcement Agency, any counterpart regulatory authorities in the European Union or any other country, with only such exceptions as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending voluntary or involuntary market withdrawals, field corrective actions (including recalls), destruction orders, seizures or other regulatory enforcement actions related to any product that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has received any correspondence from the FDA, or a counterpart regulatory authority in the European Union, regarding, and, to the Company’s Knowledge, there is no pending or threatened action or proceeding against, the Company or any of its Subsidiaries or any of its employees regarding any debarment action or investigation undertaken pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. Sections 335(a), (b) and (c)), or any similar regulation of the FDA or any similar regulation of any counterpart regulatory authority in the European Union, except for any action or proceeding that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Company’s Knowledge, no data generated by the Company or any of its Subsidiaries with respect to its products that has been provided to its customers or otherwise made public is the subject of any regulatory or other action, either pending or threatened, by the FDA or any other comparable governmental authority relating to the truthfulness or scientific adequacy of such data.

(f) Neither the Company nor any of its Subsidiaries is subject to any pending or, to the Knowledge of the Company, threatened, investigation by (i) the FDA pursuant to its Fraud, Untrue, Material Facts, Bribery, and Illegal Gratuities Final Policy, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)) or the Civil False Claims Act (31 U.S.C. Section 3729 et seq.) or (iii) any equivalent statute or policy of or in any country in the European Union, and to the Knowledge of the Company, there is no basis therefor.

(g) The Company has, prior to the execution of this Agreement, made available to Parent copies of any and all documents in its or any of its Subsidiaries’ possession that are material to assessing the Company’s or any of its Subsidiaries’ compliance with the Federal Food, Drug and Cosmetic Act or the International Standards Organization and their respective implementing regulations or any other similar regulations in any applicable jurisdiction.

Section 4.21.     Material Contracts. (a) All of the material contracts (the “Material Contracts”) of the Company and its Subsidiaries that are required to be described in the Company SEC Documents (or to be filed as exhibits thereto) are so described in the Company SEC Documents (or filed as exhibits thereto) and are in full force and effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any contract (a “Product Contract”) that relates to the research, development, distribution, supply, license, co-promotion or manufacturing of any Key Product which, if terminated or not renewed, is reasonably likely to have a material adverse effect on any Key Product. Each Product Contract set forth in Section 4.21(a) of the Company Disclosure Schedule is in full force and effect. True and complete copies of all Material Contracts and Product Contracts have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Product Contract, except for such breaches and defaults as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. “Key Product” means any of Replagal, Iduronate-2-Sulfatase for Hunter syndrome and Gene-Activated Glucocerebrosidase for Gaucher disease.

(b) Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to Parent or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries), in each case under this Section 4.21(b) other than any territorial restriction contained in a license or distribution agreement disclosed to Parent pursuant to Section 4.19 or entered into after the date of this Agreement in the ordinary course of business in compliance with the terms of this Agreement, which restriction is applicable solely to the product licensed or distributed under such agreement.

Section 4.22.     Opinion of Financial Advisors. The Company has received the opinions of SG Cowen & Co., LLC and Banc of America Securities LLC, financial advisors to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.23.     Antitakeover Statutes and Rights Agreement. (a) Assuming that the representation in Section 5.08 is true and correct, the Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of the Delaware Law, and, accordingly, such Section does not apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Company’s Rights Agreement dated December 31, 2000 between the Company and Equiserve Trust Company, N.A., inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

Section 4.24.     Hunter Data. As of the date of this Agreement, the Company has furnished all material information, results and analyses of which it has Knowledge relating to the effect of the Company’s Iduronate-2-Sulfatase product (“I2S”) on patients with Hunter syndrome (the “Hunter Data”) to Parent. As of the date of this Agreement, the Company has no Knowledge as to the likely results of the AIM Study.

Section 4.25.     Dynepo License. The license agreement provided to Parent prior to the date of this Agreement (and attached as Section 4.25 of the Company Disclosure Schedules) is the license agreement (with names and commercial payment terms redacted) negotiated by the Company at arms’-length with a bona fide Third Party with respect to the manufacture, distribution and sale of Dynepo outside of North America.

ARTICLE 5
Representations and Warranties of Parent
      Parent represents and warrants to the Company that:

Section 5.01.     Corporate Existence and Power. Each of Parent and Merger Subsidiary is duly incorporated, duly organized, validly existing and, in the case of Merger Subsidiary only, in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the organizational documents of Parent and the certificate of incorporation and bylaws of Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.     Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of each Transaction Agreement to which it is a party and the consummation by Parent and Merger Subsidiary of the transactions contemplated thereby are within the corporate powers of Parent and Merger Subsidiary and, except for the required approval of Parent’s shareholders and the adoption of this Agreement by the sole stockholder of Merger Subsidiary, which in the case of Merger Subsidiary will be obtained promptly after the execution and delivery of this Agreement, in connection with the consummation of the transactions contemplated thereby, have been duly authorized by all necessary company action on the part of Parent and Merger Subsidiary. The only vote of the holders of any of Parent’s share capital necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements is the affirmative vote on a show of hands of a simple majority of the holders of ordinary shares of Parent present in person at a duly convened general meeting of Parent, or the affirmative vote on a poll of a simple majority of the votes attached to the issued ordinary shares of Parent voted in person or by proxy at such a general meeting in favor of the Merger. For the avoidance of doubt, no vote of the holders of any of Parent’s share capital is necessary in connection with the entry into and performance by Parent of the Dynepo License Agreement. Each Transaction Agreement to which it is a party constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general application relating to or affecting creditors’ rights and (ii) for the limitations imposed by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 5.03.     Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of each Transaction Agreement to which it is a party and the consummation by Parent and Merger Subsidiary of the transactions contemplated thereby require no action by Parent or Merger Subsidiary by or in respect of, or filing by Parent or Merger Subsidiary with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and any applicable competition, antitrust or similar law of any jurisdiction outside the United States, (iii) compliance with any applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country (including any approvals contemplated by Section 7.01) and (v) any actions or filings the failure of which to take is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, as of the date of this Agreement, there is no material issue with regard to the transactions contemplated by the Transaction Agreements under the HSR Act or any applicable competition, antitrust or similar law of any jurisdiction outside the United States.

Section 5.04.     Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of each Transaction Agreement to which it is a party and the consummation by Parent and Merger Subsidiary of the transactions contemplated thereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the organizational documents of Parent or the certificate of incorporation or bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in any violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Parent or Merger Subsidiary, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any material benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, other instrument, license, franchise, permit, certificate, approval or other similar authorization to which Parent or any of its Subsidiaries is a party or by which any of their respective assets are bound or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for such contraventions, conflicts, violations or breaches, failures to obtain any such consent or take any other action, defaults, terminations, cancellations, accelerations, losses or Liens that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.     Disclosure Documents. (a) The shareholder circular to be prepared by Parent and delivered to its shareholders in connection with the Merger (the “Parent Shareholder Circular”) will, at the time it is first mailed to shareholders of Parent, be in accordance with facts and will not omit anything likely to affect the import of the information contained in such Parent Shareholder Circular. As of the time of the shareholder vote with respect to the approval of the Merger, Parent shall have duly provided its shareholders, to the extent that Parent is obligated to do so, with all notices as to changes in relevant facts or circumstances since the delivery of the Parent Shareholder Circular that are necessary in order for such shareholders to duly vote upon the resolutions relating to the Merger at such time. The representations and warranties contained in this Section 5.05(a) will not apply to statements or omissions included in the Parent Shareholder Circular or any supplemental notification based upon information furnished to Parent by the Company specifically for use therein.

(b) None of the information provided or to be provided by Parent specifically for use in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06.     Finders’ Fees. Except for Goldman Sachs International and Parent’s other financial advisors, whose fees, in each case, will be paid by Parent, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission in connection with the transactions contemplated by the Transaction Agreements.

Section 5.07.     Financing. Parent will have at the Effective Time sufficient funds available to enable it to pay the Merger Consideration and consummate the transactions contemplated hereby.

Section 5.08.     Interested Stockholder. None of Parent, Merger Subsidiary or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the Delaware Law.
ARTICLE 6
Covenants of the Company
      The Company agrees that:

Section 6.01.     Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule or as otherwise specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall conduct their business in all material respects in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as specifically contemplated by this Agreement or with the prior written consent of Parent:

(a) the Company shall not adopt or propose any change to its certificate of incorporation or bylaws;

(b) the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(c) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material Subsidiary or material amount of assets, securities or property (other than (i) pursuant to existing contracts or commitments, (ii) sales of inventory in the ordinary course of business consistent with past practices and (iii) dispositions to wholly-owned domestic Subsidiaries of the Company);

(d) the Company shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (other than the forfeiture or repurchase of restricted Shares granted under a Company Stock Plan);

(e) the Company shall not, and shall not permit any of its Subsidiaries to, amend any material term of any outstanding security of the Company or any of its Subsidiaries;

(f) the Company shall not, and shall not permit any of its Subsidiaries to, create or incur any Lien on any material asset (other than any immaterial Lien incurred in the ordinary course of business);

(g) the Company shall not, and shall not permit any of its Subsidiaries to, incur, assume or guarantee of any indebtedness for borrowed money (other than indebtedness owed to the Company or one of its wholly-owned Subsidiaries);

(h) the Company shall not, and shall not permit any of its Subsidiaries to, make any loan, advance or capital contributions to or investment in any Person (other than (i) investments in its wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices and (ii) advances to employees for business travel expenses consistent with past practices and in no event in excess of $10,000 per advance);

(i) the Company shall not, and shall not permit any of its Subsidiaries to, make any change in any method of accounting or accounting principles or practice, except for any such change required by reason of a change in GAAP;

(j) the Company shall not, and shall not permit any of its Subsidiaries to, enter into or amend in any material respect any material contract, agreement or arrangement (other than (i) contracts entered into in the ordinary course of business consistent with past practices providing for payments not in excess of $100,000 per contract and (ii) clinical, supply and manufacturing contracts entered into in the ordinary course of business consistent with past practices providing for payments by the Company or any of its Subsidiaries not in excess of $200,000 per contract);

(k) the Company shall not make any new equity compensation awards (other than (x) any award of Company Stock Options that is made pursuant to an offer of employment that has been made prior to the date hereof, whether or not accepted as of the date hereof, and (y) any award of Company Stock Options that is made pursuant to an offer of employment that is made on or after the date hereof in the ordinary course of business consistent with past practice (any Company Stock Option described in clause (y), a “Specified Stock Option”)) or re-price (or effectively re-price through an option exchange or otherwise) any currently outstanding Company Stock Options, and shall not, and shall not permit any of its Subsidiaries to, enter into or amend any existing, employment, consultancy, deferred compensation, severance, retirement or other similar agreement with any director or employee, unless such agreement or amendment is (i) in the ordinary course consistent with past practice, (ii) in accordance with the approved 2005 business plan of the Company and its Subsidiaries or (iii) required to comply with applicable law (including amendments to non-qualified deferred compensation plans to the extent necessary to comply with Section 409A of the Code) or the terms of any Employee Plan as in effect on the date hereof;

(l) the Company shall not, and shall not permit any of its Subsidiaries to, (A) make or change any material election or method of accounting relating to Taxes, (B) file any amended Tax Return or claim for refund relating to material Taxes, (C) enter into any agreement with, or request a written ruling from, any Taxing Authority relating to material Taxes, or (D) compromise or settle any audit, appeal, suit, other proceeding relating to a material Tax liability or claim for refund;

(m) the Company shall not, and shall not permit any of its Subsidiaries to waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration; and

(n) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 6.02.     Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following the clearance of the Company Proxy Statement by the SEC for the purpose of obtaining the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the preceding sentence shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing, if the Company properly exercises its right to terminate this Agreement pursuant to and in accordance with Section 10.01(d), the Company’s obligations pursuant to the first sentence of this Section 6.02 shall terminate. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend adoption of this Agreement by the Company’s stockholders and shall not (i) recommend the approval or adoption of any Acquisition Proposal, (ii) determine that this Agreement or the Merger is no longer advisable, (iii) withdraw or modify in any manner adverse to Parent or Merger Subsidiary the recommendation of this Agreement, the Merger or any of the other transactions contemplated hereby, (iv) recommend that the stockholders of the Company reject this Agreement, the Merger or any of the other transactions contemplated hereby or (v) resolve, agree or propose publicly to take any such actions (each such action being referred to as an “Adverse Recommendation Change”). In connection with the Company Stockholder Meeting, the Company shall (i) promptly prepare and file with the SEC, shall use its reasonable best efforts to have cleared by the SEC and shall thereafter mail to its stockholders as promptly as reasonably practicable the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 6.03.     No Solicitation; Other Offers. (a) Except as permitted by Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to knowingly facilitate, or otherwise cooperate in any way with, any Third Party that has made, or has informed the Company of any intention to make, or has publicly announced an intention to make, an Acquisition Proposal, (iii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (iv) enter into any agreement with respect to an Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.03(b)).

(b) Notwithstanding the foregoing, the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made an Acquisition Proposal that the Board of Directors of the Company has determined in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and/or (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated October 13, 2004 between Parent and the Company (the “Confidentiality Agreement”) (it being understood that such confidentiality agreement shall not be required to contain a standstill provision). Notwithstanding anything to the contrary in this Agreement, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company shall be permitted to make an Adverse Recommendation Change if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel to the Company, that it must take such action to comply with its fiduciary duties under applicable law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or otherwise making disclosure required by applicable law.

(c) The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or has informed the Company of any intention to make, or has publicly announced an intention to make, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent informed, on a current basis, of the status and details of any such Acquisition Proposal or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (provided that for the purpose of this definition, each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”) on terms that the Board of Directors of the Company determines in good faith after consulting with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood and timing of consummation, are more favorable to the Company’s stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.04.     Access to Information. From the date hereof until the Effective Time and subject to applicable law, the Company shall (i) give Parent, its counsel, financial advisors, auditors, potential financing sources and other authorized representatives reasonable access during normal business hours with reasonable notice to the offices, properties, employees, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors, potential financing sources and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries; provided that Parent shall not be entitled to any data from the AIM Study prior to the time at which any member of the senior management of the Company is informed of such data. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. All information exchanged pursuant to Section 6.04 shall be provided pursuant to the terms of, and be subject to, the Confidentiality Agreement.

Section 6.05.     Voting of Shares of Parent Capital Stock. The Company shall cause the votes attaching to the ordinary shares of Parent beneficially owned by it or any of its Subsidiaries to be cast in favor of approval of the Merger at the Parent Shareholder Meeting.

Section 6.06.     Notices of Certain Events. The Company shall promptly notify Parent of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any material notice or other communication from any governmental or regulatory authority or agency in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13, 4.14, 4.17 or 4.18, as the case may be, or that relate to the consummation of the transactions contemplated by the Transaction Agreements.
ARTICLE 7
Covenants of Parent
      Parent agrees that:

Section 7.01.     Shareholder Meeting. Parent shall cause a general meeting of its shareholders (the “Parent Shareholder Meeting”) to be duly called and held at substantially the same time as the Company Stockholder Meeting for the purpose of voting on the approval of the Merger in accordance with the applicable requirements of the Listing Rules of the UK Listing Authority. Notwithstanding the foregoing, if Parent makes a Change in Parent Recommendation, Parent’s obligations pursuant to the first sentence of this Section 7.01 shall terminate. The Board of Directors of Parent shall recommend approval of the Merger by Parent’s shareholders and include such recommendation in the Parent Shareholder Circular and shall not (a) fail to make, withdraw or modify in a manner adverse to the Company such recommendation, (b) recommend that the shareholders of Parent reject the Merger or (c) resolve, agree or publicly propose to take any such actions (each such action being referred to as a “Change in Parent Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Shareholder Meeting, the Board of Directors of Parent may if the Board of Directors of Parent determines in good faith, after consultation with outside counsel to Parent, that it must do so to comply with its fiduciary duties under applicable law, make a Change in Parent Recommendation. In connection with such meeting, Parent shall (i) within a time frame consistent with holding the Parent Shareholder Meeting at substantially the same time as the Company Stockholder Meeting, prepare and then file with the UK Listing Authority a draft copy of, shall use its reasonable best efforts to have approved by the UK Listing Authority and shall thereafter mail to its shareholders, the Parent Shareholder

Circular, (ii) use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the Merger and (iii) otherwise comply with all legal requirements applicable to such meeting.

Section 7.02.     Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.     Voting of Shares. Parent shall vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04.     Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) The Surviving Corporation shall, and Parent shall and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b) For six years after the Effective Time, the Surviving Corporation shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided that, in satisfying its obligation under this Section 7.04(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement, which amount the Company has disclosed to Parent prior to the date hereof; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(d) The rights of each Indemnified Person under this Section 7.04 shall be in addition to, and not in limitation of, any rights to indemnification and exculpation of personal liability that such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are expressly intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

Section 7.05. Employee Matters. (a) During the period from the Effective Time through the first anniversary thereof, Parent shall, and shall cause its Subsidiaries to, provide to each individual employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (a “Continuing Employee”) compensation and benefits that are no less favorable in the aggregate than those provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time. Without limiting the generality of the foregoing, Parent shall continue and maintain the Company’s 2005 Management Bonus Plan on behalf of Continuing Employees in accordance with its terms and conditions in effect as of the date hereof and shall pay any amounts due thereunder in respect of the 2005 performance year in accordance with such terms, and for the 2006 performance year and subsequent performance years, Continuing Employees shall participate in the bonus plans of Parent as in effect from time to time. For the avoidance of doubt, nothing in this Agreement shall constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with an employer’s right to dismiss a Continuing Employee from employment at any time, with or without cause.

(b) The service of each Continuing Employee with the Company or its Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated as service with Parent and its Subsidiaries for all purposes under each Employee Plan, International Plan or similar plan, program or arrangement in which such Continuing Employee is eligible to participate after the Effective Time (“Continuing Employee Plans”), except as otherwise limited or prohibited by applicable law, statute, ordinance, rule or regulation or the terms of such plan (provided that no such term shall apply to Continuing Employees differently than other similarly situated employees of Parent).

(c) Following the Effective Time, for purposes of each Continuing Employee Plan that provides employee welfare benefits, Parent shall, and shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement, waiting period or similar limitation and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred by each Continuing Employee prior to the Effective Time.

(d) Parent shall, and shall cause its Subsidiaries to, honor each Company Employee Plan and Company International Plan in accordance with its terms and all obligations thereunder that have accrued as of the Effective Time, including obligations with respect to vacation, severance agreements as set forth in Section 7.05(d) of the Company Disclosure Schedule, sick leave and paid time off. For the avoidance of doubt, nothing in this Agreement is intended to prevent Parent from amending, suspending or terminating any such Company Employee Plan or Company International Plan in accordance with its terms, or causing a Subsidiary of Parent to effect such an amendment, suspension or termination.

(e) Without limiting the generality of Section 7.05(a), Parent and the Company, as applicable, shall provide to the employees of the Company and its Subsidiaries the retention, severance and other benefits set forth in Schedule 7.05(e) to this Agreement. Prior to the Effective Time, Parent and the Company shall cooperate in good faith (i) to prepare the plans, programs and other documents necessary or appropriate to provide such benefits; provided that the Company shall not make any general communication regarding such plans, programs, documents or benefits to the employees of the Company and its Subsidiaries without obtaining the prior approval of Parent (such approval not to be unreasonably withheld or delayed) and (ii) to prepare any reports or other filings with the SEC required to disclose any such benefits within any applicable SEC deadlines.

Section 7.06. Conduct of Parent. Between the date of this Agreement and the Effective Time, neither Parent nor any of its Affiliates shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any equity securities of the Company other than pursuant to the Merger. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof, except as consented to in writing by the Company, none of Parent or any of its Subsidiaries shall make any material acquisition that is reasonably likely to (a) materially impair Parent’s ability to consummate the transactions contemplated by the Transaction Agreements or (b) cause a material delay of the Merger.
ARTICLE 8
Covenants of Parent and the Company
      The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Transaction Agreements, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreements. Parent and the Company shall, from the date hereof until the End Date, use their reasonable best efforts to resist the entry of, or to have vacated or terminated, any judgment, injunction, order or decree that would restrain, prevent or delay the Effective Time.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Agreements as promptly as practicable and in any event within 15 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Parent Shareholder Circular, (ii) in determining whether any action by or in respect of, or filing with, any governmental authority is required in connection with the consummation of the transactions contemplated by the Transaction Agreements and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Parent Shareholder Circular and seeking to obtain in a timely manner any consents and approvals required in connection with the consummation of the transactions contemplated by the Transaction Agreements.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Employee Communications. Parent and the Company shall cooperate in good faith to permit, subject to applicable law, Parent to send or make available written notices and other communication materials to the employees of the Company or any Subsidiary thereof; provided that Parent shall consult with the Company (and consider in good faith the advice of the Company), and shall obtain the prior approval of the Company (such approval not to be unreasonably withheld or delayed).

Section 8.06. Amendments to Dynepo License Agreement. The Company and Parent will discuss in good faith until May 20, 2005 any modifications to the Dynepo License Agreement reasonably requested in writing by either party; provided that in the event that such modifications are not mutually agreed by such date, the Dynepo License Agreement as executed on the date of this Agreement will remain in effect on its original terms, subject to the conditions to its effectiveness set forth in Section 11.04(e) below.
ARTICLE 9
Conditions to the Merger
      Section 9.01.     Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company shall have obtained the Company Stockholder Approval;

(b) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a governmental authority of competent jurisdiction shall prohibit the consummation of the Merger;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) the Merger shall have been approved by the shareholders of Parent in accordance with the requirements of the Listing Rules of the UK Listing Authority.

      Section 9.02.     Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement (other than those set forth in clause (iii) below), disregarding all materiality and Company Material Adverse Effect qualifications contained therein, shall be true and correct on and as of the Closing Date, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and Company Material Adverse Effect qualifications contained therein, shall be true and correct only as of such time, in each case, with only such exceptions as have not had, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) the representations and warranties of the Company set forth in Sections 4.01, 4.02, 4.05 and 4.23, disregarding all materiality and Company Material Adverse Effect qualifications contained therein, shall be true and correct in all material respects on and as of the Closing Date, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and Company Material Adverse Effect qualifications contained therein, shall be true and correct in all material respects only as of such time, and (iv) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

(b) there shall not be pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, of a jurisdiction in which a material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, is located (i) challenging or seeking to make illegal or to restrain or prohibit the consummation of the Merger or (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole.

(c) the holders of not more than 15% of the Shares shall have demanded appraisal of their shares in accordance with Delaware Law.
      Section 9.03.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following further conditions: (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time, (b) the representations and warranties of Parent contained in this Agreement (other than those set forth in clause (c) below), disregarding all materiality and Parent Material Adverse Effect qualifications contained therein, shall be true and correct on and as of the Closing Date, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and Parent Material Adverse Effect qualifications contained therein, shall be true and correct only as of such time, in each case, with only such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (c) the representations and warranties of Parent set forth in Sections 5.01 and 5.02, disregarding all materiality and Parent Material Adverse Effect qualifications contained therein, shall be true and correct in all material respects on and as of the Closing Date, other than representations and warranties that by their terms address matters only as of another specified time, which, disregarding all materiality and Parent Material Adverse Effect qualifications contained therein, shall be true and correct in all material respects only as of such time and (d) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.
ARTICLE 10
Termination
      Section 10.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval and/or any approval of this Agreement by the shareholders of Parent):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before December 31, 2005 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company, Parent or Merger Subsidiary from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (or any adjournment thereof); or

(iv) the Merger shall not have been approved in accordance with the requirements of the Listing Rules of the UK Listing Authority by Parent’s shareholders at the Parent Shareholder Meeting (or any adjournment thereof);

(c) by Parent, if the Board of Directors of the Company shall have made an Adverse Recommendation Change or shall have failed to call and hold the Company Stockholder Meeting in accordance with Section 6.02;

(d) by the Company prior to the receipt of the Company Stockholder Approval; provided that (i) the Company notifies Parent, in writing at least 48 hours falling within two Business Days prior to such termination, of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal (a “Competing Proposal”), attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within 48 hours falling within two Business Days of receipt of such written notification, a binding written offer (a “New Offer”) to amend the terms of this Agreement to include terms that are at least as favorable to the stockholders of the Company as such Competing Proposal, it being understood that the Company shall not enter into any such binding agreement during such 48-hour period; and provided further that the Company shall have paid any amounts due pursuant to Section 11.04 in accordance with its terms. If Parent shall have made a New Offer as contemplated by the foregoing clause (ii), then the Company may not terminate this Agreement pursuant to this Section 10.01(d) unless the Board of Directors of the Company shall have determined in good faith, after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of such Competing Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood and timing of consummation, that the terms of such Competing Proposal are more favorable than the terms of such New Offer;

(e) by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and as a result of such breach such condition is incapable of being satisfied by the End Date or the Company shall have willfully and materially breached any of its obligations under Section 6.02 or Section 6.03;

(f) by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and as a result of such breach such condition is incapable of being satisfied by the End Date; or

(g) by the Company, if the Board of Directors of Parent shall have made a Change in Parent Recommendation or shall have failed to call and hold the Parent Shareholder Meeting in accordance with Section 7.01.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.
      Section 10.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01 and, in addition, Section 8.01 (to the extent relating to the License Agreement) and Section 11.12 (to the extent provided in Section 11.04) shall survive any Qualifying Termination.
ARTICLE 11
Miscellaneous
      Section 11.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:

Shire Pharmaceuticals Group plc
Hampshire International Business Park
Chineham Basingstoke
Hampshire RG24 8EP
United Kingdom
Attention: Tatjana May, General Counsel
Facsimile No.: +44 (0) 12 5689 4710

      with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: John J. McCarthy, Jr.
Leonard Kreynin
Facsimile No.: (212) 450-3800
      if to the Company, to:

Transkaryotic Therapies, Inc.
700 Main Street
Cambridge, MA 02139
Attention: Tamara Jones
Facsimile No.: (617) 613-4402
      with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: David E. Redlick
Facsimile No.: (617) 526-5000

and

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, N.Y. 10019-7475
Attention: Faiza Saeed
Facsimile No.: (212) 474-3700
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.
      Section 11.02.     Survival of Representations and Warranties. The representations, warranties, covenants and other agreements contained herein and in any certificate or other writing delivered pursuant hereto, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall not survive the Effective Time. This Section 11.02 shall not, however, limit any covenant or agreement set forth in Section 7.04 of this

Agreement, which by its terms contemplates performance after the Effective Time.
      Section 11.03.     Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.
      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
      Section 11.04.     Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
      (b) If a Company Payment Event occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if pursuant to (x) below, simultaneously with the occurrence of such Company Payment Event or, if pursuant to (y) below, within two Business Days following such Company Payment Event, a fee of $52,000,000; provided that if the Company Payment Event occurred solely as a result of a transfer, sale, lease, license or other transaction involving a material portion of the assets licensed under the Dynepo License Agreement being deemed an “Acquisition Proposal” pursuant to clause (z) of the definition of “Company Payment Event,” then the fee shall be reduced to $16,000,000.
      A “Company Payment Event” shall be deemed to have occurred if (x) this Agreement shall have been terminated pursuant to Section 10.01(c) or Section 10.01(d), (y) within 12 months of the termination of this Agreement pursuant to Section 10.01(b)(i), the Company shall have entered into a definitive written agreement with respect to, recommended to its stockholders or consummated, an Acquisition Proposal if prior to such termination there shall have been made an Acquisition Proposal (provided that solely for purposes of this clause (y), the term “Acquisition Proposal” shall have the meaning set forth in Section 1.01(a), except that all references to “20%” shall be deemed references to “45%”) or (z) within 12 months of the termination of this Agreement pursuant to Section 10.01(b)(iii), the Company shall have entered into a definitive written agreement with respect to, recommended to its stockholders or consummated, an Acquisition Proposal if prior to the Company Stockholder Meeting there shall have been made an Acquisition Proposal (provided that solely for purposes of this clause (z), the term “Acquisition Proposal” shall have the meaning set forth in Section 1.01(a), except that all references to “20%” shall be deemed references to “33a%,” and it is understood that, for the purposes of this clause (z), any transfer, sale, lease, license or other transaction involving a material portion of the assets licensed under the Dynepo License Agreement shall be deemed an “Acquisition Proposal”).
      (c) If a Parent Payment Event occurs, Parent shall pay the Company (by wire transfer of immediately available funds) within two Business Days following such Parent Payment Event, a fee of $40,000,000. A “Parent Payment Event” shall be deemed to have occurred if this Agreement shall have been terminated by either Parent or the Company pursuant to Section 10.01(b)(iv) or by the Company pursuant to Section 10.01(g).
      (d) If a Company Payment Event occurs, the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such termination, for 100% of their documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) up to $4,000,000 actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby, including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions.
      (e) If this Agreement is terminated pursuant to Section 10.01 in a Qualifying Termination, the Dynepo License Agreement shall become effective immediately thereafter and the payment described in Section 6.1 of the Dynepo License Agreement shall be immediately due and shall be payable (by wire transfer of immediately available funds) no later than two Business Days after such Qualifying Termination. For the avoidance of doubt, any disputes as to the effectiveness of the Dynepo License Agreement or the payment described in Section 6.1 of the Dynepo License Agreement shall be governed by Sections 11.07, 11.08 and 11.12 of this Agreement.
      (f) Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, it would not enter into this Agreement. Accordingly, if any party fails promptly to pay any amount due to the other party pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by such other party in connection with a legal action to enforce this Agreement that results in a judgment against such Party for such amount.
      Section 11.05.     Binding Effect; Benefit; No Third Party Beneficiaries; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
      (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to another wholly owned Subsidiary of Parent the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder. Any purported assignment without such consent shall be void.
      Section 11.06.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
      Section 11.07.     Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Court of Chancery in New Castle County in the State of Delaware, and each of the parties hereby irrevocably submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
      Section 11.08.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
      Section 11.09.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

      Section 11.10.     Entire Agreement. This Agreement, the Confidentiality Agreement and the License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
      Section 11.11.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
      Section 11.12.     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or the Court of Chancery in New Castle County in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRANSKARYOTIC THERAPIES, INC.

By:	/s/ David D. Pendergast

Name: David D. Pendergast

Title:	President and Chief Executive Officer

SHIRE PHARMACEUTICALS GROUP PLC

By:	/s/ Matthew Emmens

Name: Matthew Emmens

Title:	Chief Executive Officer

SPARTA ACQUISITION CORPORATION

By:	/s/ Matthew Emmens

Name: Matthew Emmens

Title:	Chief Executive Officer